EXHIBIT 99.1

CHINA PHARMAHUB CORP. SIGNS MERGER AGREEMENT WITH

WORLD WIDE RELICS, INC.

BOSTON, MA – July 28, 2010 – China PharmaHub Corp. (“PharmaHub”), a pharmaceutical HUB between Chinese pharmaceutical companies and other pharmaceutical companies located worldwide, announced today that it has entered into a Merger Agreement (“Agreement”) with World Wide Relics, Inc. (OTCBB: WRLC.OB) (“WWR”).  The merger is expected to close in August 2010.

PharmaHub’s business is the identification, licensing, development and commercialization of pharmaceutical and healthcare products and technologies between the People’s Republic of China (“PRC”) and the rest of the world.  Its initial focus is on the U.S. and Europe, with the goal of assisting small biotech companies and individuals in bringing their projects to market and large biotech companies in expanding their coverage to the PRC.  The merger with WWR will provide PharmaHub with the additional resources and exposure to enhance its existing project pipeline.

The biotech market has experienced challenges with large pharmaceutical companies having patent expirations, increased costs and risks of developing new drugs and the lack of a promising new drug pipeline.  Small biotech companies have faced limited funding resources, especially in light of the difficulties currently experienced by the capital markets.  PharmaHub believes it can turn these challenges into opportunities by utilizing its HUB to enable the large pharmaceutical companies to bring their existing portfolio to the PRC and also introducing licensing opportunities with respect to drug candidates in various stages of clinical trials.  For small biotech companies, PharmaHub believes that its strategic relationships can help bridge the funding gap enabling them to continue their preclinical and clinical studies.

In recent years, the pharmaceutical market in the PRC has grown at a CAGR of 27% from 2006 to 2009.  This represents a 13% faster growth rate than initially expected, according to IMS Health Incorporated, a company specializing in pharmaceutical market intelligence.  The pharmaceutical market is predicted to drive $40 billion in growth over the next 3 to 4 years.  With a massive population of over 1.3 billion people, and a focus on healthcare improvement with a $125 billion investment by the government, the PRC’s pharmaceutical market is expected to double by 2013. The PRC has a vast pharmaceutical market and its research and development facilities have become world-class.

In less than a year since its incorporation, PharmaHub has achieved the following successes with respect to its business strategy.  First, PharmaHub has partnered with the PRC National Engineering Research Center for the Development of New Drugs (“Exclusive Chinese Partner”), an establishment under the PRC Ministry of Science and supervised by the Institute of Materia Medica and the Chinese Academy of Medical Sciences.  The Exclusive Chinese Partner will assist PharmaHub in conducting the necessary preclinical and clinical studies within the PRC with the State Food and Drug Administration (“SFDA”) of the various selected worldwide drugs. PharmaHub has also formed a strategic partnership with the Sichuan Provincial government via the Sichuan Technical Exchange Center, focusing on the bio-pharmaceutical and medical device industries to promote technological exchange and transfer between China and the U.S. In June 2010, PharmaHub formed Akanas Therapeutics, Inc. with Dr. David Weaver and Dr. Michael Rynkiewicz to further the research and development of a proprietary technology using atomic structure to rapidly and cost-effectively create humanized antibodies which retain high affinity and avoid immunogenicity.

PharmaHub has also created four Advisory Boards, which it is in the process of recruiting members to join, each with specific functions to assist the company in the accomplishment of each project it endeavors.  Those Advisory Boards consist of a Scientific Advisory Board, a Financial Advisory Board, a Business Development Advisory Board and a Policy Advisory Board.  Presently, PharmaHub has recruited and appointed members to its Scientific and Business Development Advisory Boards with each board member having significant experience within their respective area of business, such as Harvard and MIT graduates and professors, numerous years of capital market experience and building successful businesses and/or drug development.  The company believes that by applying a business model that functions as a blend of a pharmaceutical company and a merchant banking firm it can provide each of the necessary components that its partners will need to make their specific product a success.

“We’re looking forward to completing the merger with World Wide Relics,” stated Richard Lui, Chief Executive Officer of PharmaHub.  “We have built incomparable relationships within the PRC and the U.S. that will be of value to any company or individual we work with to help bring their project to the market through our HUB.  In becoming a publicly traded company, we hope to gain recognition and additional penetration with U.S.-based biotech companies to work with them in bringing their products to China and informing them of the R&D potential we have with our partners. We are excited for our future.”

Pursuant to the Agreement, WWR will issue 13,766,983 shares to PharmaHub shareholders in exchange for the issued and outstanding shares of PharmaHub common stock.  In addition, 1,478,559 issued and outstanding shares of PharmaHub common stock, which are currently being held in escrow with respect to certain services agreements, shall be automatically converted into an aggregate of 1,478,559 shares of common stock of WWR, which shall be issued and held in escrow.  Upon consummation of the merger, WWR will be the surviving entity, with PharmaHub providing management for the combined entities.  WWR will change its name to China PharmaHub Corp.

About PharmaHub:

China PharmaHub Corp. is engaged in the business of licensing, developing and the commercialization of pharmaceutical and healthcare products and technologies between Chinese pharmaceutical companies and other pharmaceutical companies located worldwide, with initial emphasis in the United States and Europe. Management believes that PharmaHub brings a unique wealth of resources to assist scientists and companies in bringing their ideas to reality.  PharmaHub’s corporate headquarters are located in California, with offices in Boston and China. http://www.chnpharmahub.com

About World Wide Relics:

World Wide Relics, Inc. has been in the business of producing and marketing historical costumes and reenactment clothing lines. The company, until 2009, sold its products to the enthusiasts and collectors on e-stores, such as Ebay.com. World Wide Relics, Inc. was founded in 2005 and is based in New York, New York.

Contact:
Aubrye Harris-Foote
Vice President, Investor Relations
China PharmaHub Corp.
Tel:  (909) 843-6288
Email: ir@chnpharmahub.com

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein.